As filed with the U.S. Securities and Exchange Commission on April 16, 2026

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

Registration Statement under the Investment Company Act of 1940 Amendment No. 70	☒

Master Trust

(Exact Name of Registrant Specified in Charter)

c/o UBS Asset Management (Americas) LLC

1285 Avenue of the Americas

New York, New York 10019

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (888) 793-8637

Keith A. Weller, Esq. UBS Asset Management (Americas) LLC One North Wacker Drive Chicago, Illinois 60606 (Name and Address of Agent for Service)	With copies to: Stephen H. Bier, Esq. Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, New York 10036

It is intended that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and rules thereunder.

The following funds are series of Master Trust (“Trust”), a professionally managed open-end investment company.

Treasury Master Fund

Prime CNAV Master Fund

Government Master Fund

100% US Treasury Master Fund

Explanatory Note

The Trust has filed this Amendment No. 70 to the Registration Statement of the Trust on Form N-1A (File No. 811-22078) (the “Registration Statement”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Beneficial interests in the Trust (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Trust. Such investors are referred to herein as “interestholders.” This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

This Amendment No. 70 to the Registration Statement is being filed under the 1940 Act to amend and supplement Amendment No. 68 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on August 22, 2025 (Accession No. 0001193125-25-185451) (“Amendment 68”), as pertaining to Parts A and B of the Registration Statement with respect Treasury Master Fund, Prime CNAV Master Fund, Government Master Fund and 100% US Treasury Master Fund. Parts A and B of the Registration Statement with respect to Treasury Master Fund, Prime CNAV Master Fund, Government Master Fund and 100% US Treasury Master Fund, as filed in Amendment 68, are incorporated by reference herein.

April 16, 2026

Supplement to the Statements of Additional Information (each, an “SAI” and together, the “SAIs”) and Part Bs referenced further below, as may have been supplemented.

Includes:

•	UBS Series Funds
•	Master Trust
•	UBS Investment Trust
•	The UBS Funds
•	SMA Relationship Trust

Dear Investor,

The purpose of this supplement is to update certain information in the SAIs and Part Bs, as applicable, for the above-named investment trusts, including each series thereof (each, a “Trust” and together, the “Trusts”) regarding changes to the officers of the Trusts.

Effective immediately, each SAI and Part B is hereby revised as follows:

All references to Joanne Kilkeary, who has retired from UBS AM, in each SAI and Part B are deleted in their entirety.

The section captioned “Organization of the trust; trustees and officers; principal holders and management ownership of securities” or “Item 17. Management of the Fund[s]”, as applicable, is revised by replacing the first row of the table titled “Officers” in its entirety with the following:

Rose Ann Bubloski^; 1968	Vice President, Treasurer, Chief Financial Officer, and Principal Accounting Officer	Since 2011 (Vice President); since March 2026 (Treasurer, Chief Financial Officer, and Principal Accounting Officer)	Ms. Bubloski is a director (since 2012) (prior to which she was an associate director (from 2008 to 2012)) and a senior manager of fund accounting—US (previously named product control and investment support) of UBS Asset Management (Americas) LLC and/or UBS Asset Management (US) Inc. (“UBS AM—Americas region”). Ms. Bubloski is vice president, treasurer, chief financial officer, and principal accounting officer of 9 investment companies (consisting of 46 portfolios) for which UBS AM serves as investment advisor or manager.

ZS-1301

The same section of the SAI is further revised by adding the following as the fourth and fifth rows of the table titled “Officers”:

Nicole Lin^; 1980	Vice President and Assistant Treasurer	Since March 2026	Ms. Lin is a senior fund accountant for UBS AM (since 2024). Prior to joining UBS AM, Ms. Lin worked as an officer at State Street. Ms. Lin is a vice president and assistant treasurer of 6 investment companies (consisting of 42 portfolios) for which UBS AM serves as investment advisor or manager.

John Loubnan†; 1993	Vice President and Assistant Treasurer	Since March 2026	Mr. Loubnan is a senior fund accountant for UBS AM (since 2020). Prior to joining UBS AM, Mr. Loubnan worked as a senior fund accountant at The Bank of New York Mellon. Mr. Loubnan is a vice president and assistant treasurer of 6 investment companies (consisting of 42 portfolios) for which UBS AM serves as investment advisor or manager.

^	This person’s business address is 1000 Harbor Boulevard, Weehawken, NJ 07086.
†	This person’s business address is 1285 Avenue of the Americas, New York, NY 10019.

PLEASE BE SURE TO RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

2

This supplement relates to each of the following SAIs/Part Bs:

Fund Name	Date of SAI/Part B
UBS Series Funds—UBS Select Government Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select 100% US Treasury Institutional Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Select 100% US Treasury Preferred Fund, UBS Prime Preferred Fund, UBS Prime Reserves Fund	January 26, 2026 for Token-Enabled Shares of UBS Select 100% US Treasury Institutional Fund, and August 28, 2025, as revised January 26, 2026 for each other fund and share class
UBS Series Funds—UBS Liquid Assets Government Fund	August 28, 2025
UBS Series Funds—UBS RMA Government Money Market Fund	August 28, 2025
UBS Series Funds—UBS Ultra Short Income Fund	August 28, 2025
UBS Series Funds—Limited Purpose Cash Investment Fund	August 22, 2025, as revised November 14, 2025
Master Trust—Government Master Fund, Treasury Master Fund, 100% US Treasury Master Fund, Prime CNAV Master Fund	August 22, 2025
UBS Investment Trust—UBS U.S. Allocation Fund	December 29, 2025
UBS Funds—UBS Emerging Markets Equity Opportunity Fund, UBS Engage For Impact Fund, UBS Global Allocation Fund, UBS International Sustainable Equity Fund, UBS Multi Income Bond Fund, UBS Sustainable Development Bank Bond Fund, UBS US Dividend Ruler Fund, UBS US Quality Growth At Reasonable Price Fund	October 28, 2025
SMA Relationship Trust—Series M	April 30, 2025

3

PART C

Item 28. Exhibits.

(1)(a)	Certificate of Trust 1/

(1)(b)	Amended and Restated Trust Instrument 2/

(1)(c)	Certificate of Amendment to Amended and Restated Trust Instrument effective May 20, 2015 3/

(1)(d)	Certificate of Amendment to Amended and Restated Trust Instrument effective September 22, 2015 4/

(1)(e)	Certificate of Amendment to Amended and Restated Trust Instrument effective November 18, 2015 5/

(1)(f)	Certificate of Amendment to Amended and Restated Trust Instrument effective December 18, 2023 6/

(1)(g)	Certificate of Amendment to Amended and Restated Trust Instrument effective August 23, 2024 7/

(1)(h)	Certificate of Amendment to Amended and Restated Trust Instrument effective December 13, 2024 8/

(2)(a)	Amended and Restated By-Laws 2/

(2)(b)	Certificate of Amendment to By-Laws effective February 10, 2010 2/

(3)	Amended and Restated Trust Instrument and Amended and Restated By-Laws defining the rights of holders of Registrant’s beneficial interests 9/

(4)(a)	Management Contract between Registrant and UBS Asset Management (Americas) LLC (formerly known as UBS Asset Management (Americas) Inc.), dated as of August 23, 2007 1/

(4)(b)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) LLC (formerly known as UBS Asset Management (Americas) Inc.) to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(4)(c)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) LLC (formerly known as UBS Asset Management (Americas) Inc.) to add Government Master Fund, amended as of March 28, 2016 5/

(4)(d)	Amended and Restated Management Contract between Registrant and UBS Asset Management (Americas) LLC, dated as of March 1, 2024 6/

(4)(e)	Management Contract between Registrant and UBS Asset Management (Americas) LLC, dated March 8, 2023, regarding 100% US Treasury Master Fund 6/

(6)	Bonus, profit sharing or pension plans – none

(7)(a)	Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007 10/

(7)(b)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Prime CNAV Master Fund 11/

(7)(c)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Government Master Fund 11/

(7)(d)	Amendment to Custodian Contract with State Street Bank and Trust Company to add 100% US Treasury Master Fund 7/

(8)(a)	Exclusive Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc., dated as of August 23, 2007 1/

(8)(b)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(c)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(8)(d)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add 100% US Treasury Master Fund, amended as of March 8, 2024 6/

(8)(e)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds, amended and restated as of February 15, 2012 12/

(8)(f)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(g)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add Government Master Fund, amended as of March 28, 2016 5/

(8)(h)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add 100% US Treasury Master Fund, amended as of March 8, 2024 6/

(8)(i)	Participation Agreement between Registrant and each of Select (Cay) Prime Institutional Fund Ltd., Select (Cay) Treasury Institutional Fund Ltd., Select (Cay) Prime Preferred Fund Ltd. and Select (Cay) Treasury Preferred Fund Ltd., dated as of March 25, 2009 10/

(8)(j)	Amended and Restated Participation Agreement between Registrant and each of Select (Cay) Prime Preferred Fund Ltd., Select (Cay) Prime Institutional Fund Ltd., Select (Cay) Treasury Preferred Fund Ltd., Select (Cay) Treasury Institutional Fund Ltd., Select (Cay) Government Preferred Fund Ltd. and Select (Cay) Government Institutional Fund Ltd., dated as of November 21, 2016 12/

(8)(k)	Service Agreement with State Street Bank and Trust Company, dated as of May 31, 2018 13/

(8)(l)	Amendment to Service Agreement with State Street Bank and Trust Company, dated as of July 8, 2020 14/

(8)(m)	Amendment to Service Agreement with State Street Bank and Trust Company 7/

(8)(n)	Fee Waiver and Expense Reimbursement Agreement with respect to 100% US Treasury Master Fund 8/

(10)	Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm 8/

(12)	Not applicable

(13)	Not applicable

(14)	Not applicable

(15)	Code of Ethics - not applicable.

1/	Incorporated by reference from Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2007.

2/	Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2010.

3/	Incorporated by reference from Post-Effective Amendment No. 10 to the Registrant’s registration statement, SEC File No. 811-22078, filed June 10, 2015.

4/	Incorporated by reference from Post-Effective Amendment No. 12 to the Registrant’s registration statement, SEC File No. 811-22078, filed January 11, 2016.

5/	Incorporated by reference from Post-Effective Amendment No. 14 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 28, 2016.

6/	Incorporated by reference from Post-Effective Amendment No. 57 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 11, 2024.

7/	Incorporated by reference from Post-Effective Amendment No. 63 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2024.

8/	Incorporated by reference from Post-Effective Amendment No. 68 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 22, 2025.

9/	Incorporated by reference from Articles IV, V, VI, IX and X of Registrant’s Trust Instrument and from Articles V, VI, IX and XI of Registrant’s By-Laws.

10/	Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 28, 2009.

11/	Incorporated by reference from Post-Effective Amendment No. 16 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 24, 2016.

12/	Incorporated by reference from Post-Effective Amendment No. 6 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 16, 2012.

13/	Incorporated by reference from Post-Effective Amendment No. 34 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 26, 2021.

14/	Incorporated by reference from Post-Effective Amendment No. 26 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2020.

Item 29. Persons Controlled by or under Common Control with Registrant.

None.

Item 30. Indemnification.

Section 2 of Article IX of the Trust Instrument (“Trust Instrument”), “Indemnification,” provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant. Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, “Limitation of Liability” in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Government Master Fund, Prime CNAV Master Fund, and Treasury Master Fund and Section 10 of the Management Contract with respect to 100% US Treasury Master Fund (the “Management Contracts”), with UBS Asset Management (Americas) LLC (“UBS AM”) provides that UBS AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series (“Fund”) of the Registrant in connection with the matters to which the Management Contracts relate, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS AM in the performance of its duties or from its reckless disregard of its obligations and duties under the Management Contracts. Section 11 of the Management Contracts provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contracts and that UBS AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS Asset Management (US) Inc. (“UBS AM (US)”) and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS AM (US) to the Trust for use in the Registration Statement; or (2) the Trust’s material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement. The Exclusive Placement Agency Agreement also provides that UBS AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS AM (US) for use in the Registration Statement or arising out of an agreement between UBS AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS AM (US) in connection with the Agreement.

Item 31. Business and Other Connections of Investment Advisor.

UBS AM, a Delaware limited liability company, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS Group AG. UBS AM is primarily engaged in the investment advisory and financial services business. Set forth below in alphabetical order is a list of certain executive officers and each board manager of UBS AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years. (While each board manager is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment
Mark E. Carver	Executive Director and Head of Product Structuring Americas	Trust Officer and Director (Board) of UBS Asset Management Trust Company

Ralph Mattone	Treasurer, Chief Financial Officer, and Managing Director	Chief Financial Officer, Managing Director and Regional Group Controller of UBS Securities LLC and UBS Financial Services Inc.; Treasurer and Chief Financial Officer of UBS Asset Management Trust Company

Leesa Merrill	Executive Director	Chief Compliance Officer of certain UBS registered fund families; Executive Director of UBS AM (US)

Barry Mullen	Executive Director and Chief Compliance Officer – Americas	Executive Director and Chief Compliance Officer of UBS AM (US); Chief Compliance Officer and Trust Officer of UBS Asset Management Trust Company

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment

James Poucher	Manager (Board), Managing Director, President, Chief Executive Officer, and Head of UBS Asset Management Americas	Global Head of UBS Asset Management Operations; Trust Officer of UBS Asset Management Trust Company

Robert Sabatino	Managing Director and Global Head of Liquidity Portfolio Management	Trust Officer of UBS Asset Management Trust Company

Eric Sanders	Director (Non-Board), Associate General Counsel and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS AM (US)

Philip Stacey	Managing Director, Head of Legal – UBS AM Americas, and Assistant Secretary	Managing Director, Head of Legal – UBS AM Americas, and Assistant Secretary of UBS AM (US); Assistant Secretary and Trust Officer of UBS Asset Management Trust Company

Omar Tariq	Manager (Board)	President of the CS Mutual Funds Complex

David Walczak	Managing Director and Head of US Money Markets Portfolio Management	Trust Officer of UBS Asset Management Trust Company

Keith Weller	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary of UBS AM (US)

Shelley Wong-Chassine	Manager (Board) and Business Manager	None

Meggan Zabel	Manager (Board)	Head of Investments Business Management; Director (Board) of UBS Asset Management Trust Company; Director (Board) of UBS AM (US)

Messrs. Mullen, Sanders, Stacey and Weller and Ms. Merrill are employed by UBS Business Solutions US LLC.

Item 32. Principal Underwriter.

(a) UBS AM (US) is the placement agent for the Registrant and its series, Government Master Fund, Prime CNAV Master Fund, Treasury Master Fund, and 100% US Treasury Master Fund. UBS AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST

PACE SELECT ADVISORS TRUST

THE UBS FUNDS

UBS INVESTMENT TRUST

UBS SERIES FUNDS

CREDIT SUISSE OPPORTUNITY FUNDS

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

CREDIT SUISSE HIGH YIELD CREDIT FUND

(b) UBS AM (US) is the Registrant’s principal underwriter or placement agent. The directors and certain principal executive officers of UBS AM (US), their principal business addresses, and their positions and offices with UBS AM (US), are identified below along with those directors and officers of UBS AM (US) who also serve as trustees or officers of the Registrant. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer
Michael Belasco*	None	Board Director, President, Chief Executive Officer, Managing Director, and Head of Americas Wholesale and Wealth Management Client Coverage of UBS AM (US)

Rose Ann Bubloski***	Vice President and Treasurer	None

Mark E. Carver*	President	Executive Director of UBS AM (US)

Kathleen Horan***	None	Treasurer and Chief Financial Officer of UBS AM (US)

Leesa Merrill**	Chief Compliance Officer	Executive Director (Non-Board) of UBS AM (US)

Barry Mullen*	None	Executive Director and Chief Compliance Officer – Americas of UBS AM (US)

Stephen Murphy****	None	Board Director of UBS AM (US)

Robert Sabatino**	Vice President	None

Eric Sanders*****	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel, and Assistant Secretary of UBS AM (US)

Philip Stacey**	Vice President and Assistant Secretary	Managing Director, Head of Legal – UBS AM Americas, and Assistant Secretary of UBS AM (US); Assistant Secretary and Trust Officer of UBS Asset Management Trust Company

David Walczak**	Vice President	None

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer
Keith A. Weller**	Vice President and Secretary	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary of UBS AM (US)

Meggan Zabel**	None	Board Director of UBS AM (US)

* This person’s business address is 787 Seventh Avenue, New York, NY 10019.

** This person’s business address is One North Wacker Drive, Chicago, IL 60606.

*** This person’s business address is 1000 Harbor Boulevard, Weehawken, NJ 07086.

**** This person’s business address is 555 California Street, 36th Floor, San Francisco, CA 94104.

***** This person’s business address is 11 Madison Avenue, New York, NY 10010.

(c) None.

Item 33. Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS AM, 787 Seventh Avenue, New York, NY 10019, 1000 Harbor Boulevard, Weehawken, NJ 07086 and One North Wacker Drive, Chicago, IL 60606. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS AM, 787 Seventh Avenue, New York, NY 10019, 1000 Harbor Boulevard, Weehawken, NJ 07086 and One North Wacker Drive, Chicago, IL 60606. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant’s transfer agent and custodian.

Item 34. Management Services.

Not applicable.

Item 35. Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois, on the 16th day of April, 2026.

MASTER TRUST

By:	/s/ Keith A. Weller
Keith A. Weller
Vice President and Secretary